Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of FGI Industries Ltd. on Post-Effective Amendment No.1 to Form S-1, File No. 333-259457, of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of FGI Industries Ltd. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

Melville, NY

April 7, 2022